As filed with the Securities and Exchange Commission on April 7, 2008
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933
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Nasus Consulting, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	541511	04-3526451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

83 Fisher Street
Millville, MA 01529
(508) 883-6803
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Russell R. Desjourdy
President and Chief Executive Officer
Nasus Consulting, Inc.
83 Fisher Street
Millville, MA 01529
(508) 883-6803
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	332,000	$0.125 (2)	$41,500	$1.63
 (1)  Pursuant to Rule 416 of the Securities Act of 193, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).  Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 7, 2008

NASUS CONSULTING, INC.
332,000 SHARES OF COMMON STOCK
TO BE OFFERED BY CERTAIN HOLDERS OF
COMMON STOCK OF NASUS CONSULTNG, INC.

This prospectus relates to the sale of up to 332,000 shares of our common stock by our selling stockholders listed in this prospectus.  Prior to this offering, there has been no public trading market for our common stock.  These shares may be sold from time to time by the selling stockholders in the principal market on which the stock is traded at prices relating to the prevailing market price, in privately negotiated transactions or otherwise in the manner provided in that section of this prospectus captioned “Plan of Distribution.”

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register shares held by the selling stockholders.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the above-referenced shares by the selling stockholders.  All costs associated with this registration will be borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Offered by the Selling Stockholders	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
Per Share	1	$0.125	$0.00	$0.00
Total	332,000	$41,500	$0.00	$0.00

There is currently no active trading market for our common stock, and such a market may not develop or be sustained.  We currently plan to have our common stock listing on the OTC Electronic Bulletin Board, subject to the effectiveness of this Registration Statement.  In addition, a market maker will be required to file a Form 211 with the National Association of Securities Dealers Inc. before the market maker will be able to make a market in our shares of common stock.  At the date hereof, we are not aware that any market maker has any such intention.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.
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This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss.

SEE "RISK FACTORS" BEGINNING ON PAGE 6.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                  , 2008

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PRSPECTUS.  YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION.  THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL.  THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER AND MAY NOT BE CURRENT AS OF ANY SUBSEQUENT DATE.

This prospectus contains trademarks and service marks of other companies that are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

About Our Company

Nasus Consulting, Inc. was incorporated in the Commonwealth of Massachusetts on August 1, 2000.  We provide professional information technology (“IT”) services, including software and hardware installation, data conversion, training, and software product modifications to businesses.  On behalf of some of our customers, we have designed, developed and maintained revenue collection and accounting systems that are currently used by municipalities in Massachusetts.  We plan to develop a line of software products and services to address the needs of cities, counties, schools and other local government entities.  Our sole employee, Russell Desjourdy, runs the operations.

Where You Can Find Us

Our principal executive offices are located at 83 Fisher Street, Millville, Massachusetts 01504. Our telephone number is (508) 883-6803.  Our website is http://www.nasusconsulting.com.  Information on our website is not part of or incorporated into this prospectus.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.125 was determined by the price shares were sold to our shareholders in a private placement memorandum.  The shares of common stock may be sold from time to time by the selling stockholders in the principal market on which the stock is traded at prices relating to the prevailing market price, in privately negotiated transactions or otherwise in the manner provided in that section of this prospectus captioned “Plan of Distribution.”

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register shares purchased by them in our private placement.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  All costs associated with this registration will be borne by us.

Summary Financial Information

The following summary financial information has been derived from our financial statements and should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Years Ended
	December 31,
	2007	2006
Total Revenues	$333,073	$292,325
Net Income	4,932	4,994
Net Income Per Share	.01	.01
Working Capital	44,412	(4,911)
Total Assets	58,605	15,434
Total Shareholders Equity	54,527	8,095
Total Number of Issued Common Shares	1,132,000	800,000

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

RISKS ABOUT OUR BUSINESS

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy.  Such financing may not be available when needed.  Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.  Our capital requirements to implement our business strategy will be significant.  No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us.  There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.  If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our business plans.

We are reliant on one customer for substantially all of our revenues

In August 2000, we entered into a software development agreement with one of our customers.  That relationship has been the source of substantially all of our revenues since our inception.  Revenues from that customer were $321,250 and $292,250, respectively, for the years ended December 31, 2007 and 2006.  The customer may terminate such services at any time.  There can be no assurance that such relationship will continue into the future.  If such customer were to cease utilizing our services, our current operations would be negatively impacted.

There are several larger competitors already providing the software and services to municipalities that our products will compete with

We plan to develop web-based software applications for collection and financial management systems for municipalities.  There are currently several companies providing similar software and services in this market.  Many of these competitors are significantly larger than us.  The fact that these competitors are already providing products in the market and that they have greater resources than us provides them with a significant competitive advantage.

We have no marketing experience within our company

We have no marketing experience and significant additional capital expenditures and management resources would be required to develop a direct sales force for our new software, or to expand our current activities.  In the event we elect to engage in direct marketing activities, we might have difficulty obtaining the requisite funds or attracting and retaining the human resources necessary to successfully market any products.

Our future success is dependent, in part, on the performance and continued service of Russell Desjourdy, without his continued service, we may be forced to interrupt or eventually cease our operations

We are presently dependent upon the experience, abilities and continued services of Russell Desjourdy, our only officer and employee. The loss of his services would have a material adverse effect on our business, financial condition or results of operation.

A small number of shareholders control a majority of our outstanding common stock.

Our largest shareholders, Russell Desjourdy and Lynne Desjourdy (Mr. Desjourdy’s sister-in-law), each own 400,000 shares of our outstanding common stock and thereby control approximately 71% of the voting power of the Company. Because these shareholders control more than a majority of the outstanding shares of our capital stock, other stockholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our stockholders generally.

Performance problems with our website could negatively impact our business.

Since we anticipate that a large portion of our future business strategy will involve direct sales, hosting and downloads from our website, our success depends on the ongoing development and reliable operation of our website and our ability to minimize downtime and systems problems with our website.  Our customer satisfaction and our business could be harmed if we or our customers experience system delays or failures with our website.  The occurrence of a catastrophic event or other system failure at any of our or our vendor facilities could result in significant downtime for our website.  If we are unable to implement a reliable back-up solution, the occurrence of a catastrophic failure to our website could harm our business.

Unless we can establish market acceptance of our future products, our potential future revenues may be significantly reduced.

We expect that a substantial portion of our future revenue will be derived from the sale of our planned software products.  Market acceptance of our planned software products is, therefore, critical to our future success and our ability to continue to generate revenues.  Failure to achieve market acceptance of our planned software products as a result of competition, technological change, or otherwise, would significantly harm our business.  Our future financial performance will depend primarily on the continued customer relationship with our exist customer who accounts for substantially all of our current revenues, our ability to develop new software products and the market acceptance of our planned software product offerings and on the development, introduction and market acceptance of any future enhancements to our products and services.  There can be no assurance that we will be successful in maintaining our existing customers or in developing and marketing our planned product offerings, applications or enhancements, and any failure to do so would significantly harm our business.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our brand and harm our business and our operating results.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our planned software.  Other than registering the domain www.nasusconsulting.com we have not taken any action to protect our proprietary technology and do not presently intend to file any patent applications or seek to register any other intellectual property in any jurisdiction.  If any of our competitors copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we may not be able to enforce our rights adequately or compete as effectively.  We also consider our service marks critical to our ability to continue to develop and maintain the goodwill and recognition associated with our brand.  The measures we take to protect the planned proprietary technology software, and other intellectual property rights, will be based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use.  We realize that third parties may, from time to time, copy significant content available on our website for use in competitive offerings.  Protection of the distinctive elements of software and website may not be available under copyright law.   If we are unable to protect our proprietary rights from unauthorized use, the value of our brand image may be reduced.   Any impairment of our brand could harm our business.  In addition, protecting our intellectual property and other proprietary rights is expensive and time consuming.  Any unauthorized use of our intellectual property could harm our operating results.

We may need to bring legal claims to enforce or protect such intellectual property rights.  Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources.  In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid.  Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

We may become subject to intellectual property infringement claims, which are costly to defend, could result in significant damage awards, and could limit our ability to provide certain content or use certain technologies in the future.

As we expand our business and develop new technologies, products and services, we may become increasingly subject to intellectual property infringement claims.  In the event that there is a determination that we have infringed third-party proprietary rights such as copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability, be required to enter into costly royalty or licensing agreements or be prevented from using the rights, which could require us to change our business practices in the future and limit our ability to compete effectively.  We may also incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims.  In addition, any agreements that we may have with our customers or other third parties may require us to indemnify them for certain third-party intellectual property infringement claims, which could increase our costs in defending such claims and our damages.  The occurrence of any of these events could harm our brand and our operating results.

We rent our offices from our sole employee and officer free of charge; therefore, we may have to incur additional cost in the future if we have to paid for such space or rent other space

We utilize as our corporate facilities the residence of our sole officer and employee rent free.  We do pay the cost of dedicated telephone and internet services utilized at the facilities.  While we anticipate that we will be able to continue use of the space rent free, our employee could start charging us rent or may require us to relocate to another third party facility.  If our employee starts to charge us rent, or we are required to move, we will incur additional cost associated with our office space needs.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our year ended December 31, 2007, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2007.  Furthermore, beginning with our year ended December 31, 2008, our independent registered public accounting firm will be required to attest to whether it believes we have maintained, in all material respects, effective internal control over financial reporting.  We have not yet completed our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis in our assessments pursuant to Section 404 of the Sarbanes-Oxley Act that we have effective internal controls over financial reporting.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

We have no experience as a public company.

We have never operated as a public company.  We have no experience in complying with the various rules and regulations which are required of a public company.  In addition, we will be required to spend significant resources to comply with the various rules and regulations of the Securities Act and Exchange Act applicable to public reporting companies.   As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations which are required of a public company.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.  Our inability to operate as a public company could be the basis of your losing your entire investment in us.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors.  Therefore, our stockholders may never see a return on their investment.

We may sell additional shares in the future, which could cause the price of our securities to decline

We currently have 2,000,000 shares of common stock authorized.  Accordingly, we have substantial amounts of authorized but unissued capital stock.  Our Articles of Incorporation, as amended, and applicable provisions of Massachusetts law provide that we may issue authorized capital stock at the approval of our Board of Directors, and no stockholder vote or other form of stockholder approval is required for us to issue such capital stock.  Consequently, we could issue shares of our common stock in connection with future financings or acquisitions or in conjunction with equity compensation arrangements.  The offering prices in connection with those future issuances could be less than the current sales prices of our securities.  Any future issuances of any of our securities could cause the trading price of our securities to decline.

We may sell additional shares in the future, which may cause existing stockholders significant dilution

The sale of shares to fund future operations and continued development of our proposed products, which sales will likely have to be at or below market, will have a dilutive impact on our stockholders.  As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline.  In addition, the lower our stock price at the time we sell additional shares, the more shares we will have to issue.  If our stock price decreases, then our existing stockholders would experience greater dilution when we sell shares.

Resales of our shares in the public market could adversely affect the market price for our stock

We are registering for resale by selling stockholders up to 332,000 shares of our common stock representing approximately 29.3% of our total outstanding common stock.  If we are able to sell additional shares to meet our need for financing, these purchasers would likely also receive registration rights.  Resales of substantial numbers of shares pursuant to this or future resale registration statements or even under Rule 144 are likely to cause our common stock price to decline.  Such sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate and thus inhibit our ability to raise additional needed capital.

The offering price of the shares was arbitrarily determined, and therefore should not be used as an indicator of the future market price of the securities.  Therefore, the offering price bears no relationship to the actual value of the company, and may make our shares difficult to sell

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.125 for the shares of common stock was arbitrarily determined.  The facts considered in determining the offering price were our financial condition and prospects, our operating history and the general condition of the securities market.  The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.  The offering price should not be regarded as an indicator of the future market price of the securities.

 There is no assurance of a public market or that the common stock will ever trade on a recognized exchange.  Therefore, you may be unable to liquidate your investment in our stock

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties.  We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements.  You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above in “Risks Factors” or described elsewhere in this report.  Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in December 2008 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 332,000 shares of our common stock held by 28 shareholders of our common stock which sold in our Regulation D Rule 506 offering completed in December 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 4, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
Lawney M. Tinio (1)	18,000	18,000	0	0
Sashu Rodriguez (1)	26,000	26,000	0	0
Tom Smith	8,000	8,000	0	0
Robin Smith	8,000	8,000	0	0
Leslie Rodriguez	16,000	16,000	0	0
Edward Valk	20,000	20,000	0	0
Brenda Valk	20,000	20,000	0	0
Lili Liang Evans	8,000	8,000	0	0
Jessibell He	8,000	8,000	0	0
Patrick Gilmore	8,000	8,000	0	0
Stuart Gopen	40,000	40,000	0	0
Marilyn Gopen	40,000	40,000	0	0
Quinton Gopen	8,000	8,000	0	0
Jeff Gopen	8,000	8,000	0	0
Barbara Gopen	8,000	8,000	0	0
David Lawton	8,000	8,000	0	0
Kay Lawton	8,000	8,000	0	0
Traci Valk	8,000	8,000	0	0
John Bombard	8,000	8,000	0	0
Ben Maxwell	6,000	6,000	0	0
April Maxwell	6,000	6,000	0	0
Kelly Black	4,000	4,000	0	0
Catherine Ryan-Stover	4,000	4,000	0	0
Paul Desjourdy (2)	4,000	4,000	0	0
Susan Desjourdy (3)	8,000	8,000	0	0
Joan Brodeur	8,000	8,000	0	0
Jim Brodeur	8,000	8,000	0	0
Jeff Kussman	8,000	8,000	0	0
		332,000

            Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

(1)	Messrs. Tinio and Rodriguez are directors of Nasus Consulting.
(2)	Mr. Paul Desjourdy is the spouse of Lynne Desjourdy, a significant stockholder of the Company and has provided legal services to the Company.
(3)	Mrs. Susan Desjourdy is the spouse of Russell R. Desjourdy, a significant stockholder of the Company and our sole officer and employee.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling stockholders.  As used in this prospectus, "selling stockholders" includes the donees, pledgees, transferees or others who may later hold a selling stockholder's interest.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals.  Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus.  In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Once a market has been developed for our common stock, a selling stockholder may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, or in private transactions, or otherwise, at prices then prevailing or related to the current market price or at negotiated prices.  One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution.  The methods by which the shares of common stock may be sold include:

o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers;

o    a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction;

o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately-negotiated transactions;

o    short sales or transactions in put or call options or other rights or hedging transactions (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable laws.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed, if required, an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

A selling stockholder also may transfer the shares of common stock or its interest in other circumstances, in which case the transferees, pledgees or other successive successors in interest (including, without limitation, a purchaser of a selling stockholder’s interest) will be the selling beneficial owner for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment, if required, to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933.  Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales.  For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both.  The commissions received by a broker-dealer or agent may be in excess of customary compensation.  If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

In connection with distributions of the selling stockholders' shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement.  These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise.  The selling stockholders may also:

o sell shares short and redeliver shares to close out short positions,

o    enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933.  Each selling stockholders advised us that it did not have an open position in the common stock covered by this prospectus at the time of its response to our inquiry.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M.  We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus.  We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.  These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders.  All of the above may affect the marketability of our common stock.

The selling stockholders may offer all of the shares of our common stock for sale immediately.  Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except upon exercise of warrants presently outstanding.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees.  Each selling stockholder will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock.  In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 2,000,000 shares of common stock, $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 2,000,000 shares of common stock, $0.001 par value per share.  Currently we have 1,132,000 common shares issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Organization, Bylaws and the applicable statutes of the Commonwealth of Massachusetts for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.   It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the securities offered by this prospectus will be passed upon for us by Paul C. Desjourdy.  Mr. Desjourdy is the spouse of one of the significant stockholders of the Company.  Mr. Desjourdy owns Nasus securities and is a selling stockholder with respect to the securities set forth in “Selling Stockholders” above.

The financial statements included in this prospectus and the registration statement have been audited by Moore & Associates, Chartered to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

Nasus Consulting, Inc. was incorporated in the Commonwealth of Massachusetts on August 1, 2000.  We provide professional information technology (“IT”) services, including software and hardware installation, data conversion, training, and software product modifications to businesses.  On behalf of one of our customers, we have designed, developed and maintained revenue collection and accounting systems that are currently used by municipalities in Massachusetts.  Our sole officer and employee, Russell Desjourdy, runs the operations.

We plan to develop a line of software products and services to address the needs of cities, counties, schools and other local government entities.  The new line of software products and services would provide integrated financial and collection management solutions and services for local governments in a web-based system.

The Company’s Current Business

We provide professional IT services, including software and hardware installation, data conversion, training, and software product modifications to businesses.  We also provide continuing customer support services to ensure proper product performance and reliability, which provides us with long-term customer relationships and a significant base of recurring maintenance revenue.  On behalf of one of our customers, we have designed, developed and maintained revenue collection and accounting systems that are currently used by municipalities in Massachusetts.  The software systems we have developed for this customer are used in over 120 municipalities throughout the United States.  These systems are web-based systems that are housed by the customer and accessed remotely by the municipalities.  This customer has accounted for a significant percentage of our annual revenues since our inception.  This customer accounted for 96.5% and 99.9%, respectively, of our 2007 and 2006 annual revenues.  Under our software development agreement with the customer, we are paid weekly for services on a weekly fixed rate basis.  The customer has the right to terminate our services at will.

Planned Product Development

We plan to develop a line of our own software products and services to address the needs of cities, counties, schools and other local government entities.  The new line of software products and services would provide integrated financial and collection management solutions and services for local governments in a web-based system.  We plan to design, develop and market a broad range of software products to serve mission-critical “back-office” functions of local governments. Many of our planned software applications include Internet-accessible solutions that will allow for real-time public access to a variety of information or that will allow the public to transact business with local governments via the Internet. These planned software products and services can be generally grouped in four major product areas:

•	Financial Management and General Accounting;

•	Property Appraisal, Taxation and Collection;

•	Parking Ticket Issuance and Collection; and

•	Utility Bill Issuance and Collection.

Each of our planned core software systems will consist of several fully integrated application modules. For customers who acquire the software for use in-house, we will license our systems under standard license agreements that provide the customer with a fully paid, nonexclusive, nontransferable right to use the software. In some product areas, such as financials and property appraisal, we will offer multiple solutions designed to meet the needs of different sized governments.

We plan to partner with customers, either directly with municipalities or through third party service providers, to make local government more accessible to the public, more responsive to the needs of citizens and more efficient in their operations.  Most of the municipalities have existing software installed in-house.  Through our new product line, we would provide outsourced hosting for some of our applications at our data centers through an applications service provider (“ASP”) arrangement.

We anticipate deriving future revenues from our planned new product development from three primary sources:

•	sales of software licenses;

•	software services; and

•	maintenance and support.

Market Overview

The local government market is one of the largest and most decentralized IT markets in the country, consisting of all 36,000 cities and towns.  Traditionally, local government bodies and agencies performed state-mandated duties, including property assessment, record keeping, road maintenance, law enforcement, administration of election and judicial functions, and the provision of welfare assistance. Today, a host of emerging and urgent issues are confronting local governments, each of which demands a service response. These areas include criminal justice and corrections, administration and finance, public safety, health and human services, and public works. Transfers of responsibility from the federal and state governments to county and municipal governments and agencies in these and other areas also place additional service and financial requirements on these local government units. In addition, constituents of local governments are increasingly demanding improved service and better access to information from public entities. As a result, local governments recognize the increasing value of information management systems and services to, among other things, improve revenue collection, provide increased access to information, and streamline delivery of services to their constituents. Local government bodies are now recognizing that “e-government” is an additional responsibility for community development. From integrated tax systems to integrated civil and criminal justice information systems, many counties and cities have benefited significantly from the implementation of jurisdiction-wide systems that allow different agencies or government offices to share data and provide a more comprehensive approach to information management. Many city and county governmental agencies also have unique individual information management requirements, which must be tailored to the specific functions of each particular office.

Many local governments also have difficulties attracting and retaining the staff necessary to support their IT functions. As a result, they seek to establish long-term relationships with reliable providers of high quality IT products and services such as Nasus Consulting.  Although local governments generally face budgetary constraints in their operations, their primary revenue sources are usually property taxes, and to a lesser extent, utility fees, which tend to be relatively stable. In addition, the acquisition of new technology typically enables local governments to operate more efficiently, and often provides a measurable return on investment that justifies the purchase of software and related services.

Gartner estimates that state and local government IT spending will grow from $48.4 billion in 2007 to $55.6 billion in 2010, with local government accounting for $25.1 billion of IT spending in 2007 and $28.9 billion in 2010. The external services and software segments of the market, where our business is primarily focused, are expected to be the most rapidly growing areas of the local government IT market, expanding from $13.1 billion in 2007 to $16.1 billion in 2010.

Competition

Our business, current and planned, puts us in direct competition with a large number of IT professionals, many of which have significantly greater resources and experience than we have.  Tyler Technologies’ MUNIS Division headquartered in Falmouth, ME and Data National Corp. headquartered in Pembroke, MA are two of the major competitors in the municipal software market the United States.

DESCRIPTION OF PROPERTY

Our business office is located at 83 Fisher Street, Millville, MA 01504.  This is the principal residence of our sole officer and employee, Russell Desjourdy.  We currently do not pay rent for use of part of the residence to Mr. Desjourdy, but we do reimburse Mr. Desjourdy for certain utilities related to our use of space with the residence.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart.  However, we can provide no assurance that our shares of common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 30 shareholders of our common stock.

Rule 144 Shares

As of March 31, 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  Starting in April 2008, the shares registered in this prospectus held by the selling stockholders which were purchased in the Regulation D 506 offering by us will become available for resale to the public.  Sales under Rule 144 are subject availability of current public information about the company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have granted registration rights to the selling shareholders which rights have prompted us to file this registration statement.  We have not granted any other registration rights to any other parties.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at  http://www.sec.gov.

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nasus Consulting, Inc.

We have audited the accompanying balance sheets of Nasus Consulting, Inc. as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nasus Consulting, Inc. as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 6, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

NASUS CONSULTING, INC.

INDEX

PAGE

Financial Statements

Balance Sheets – December 31, 2007 and 2006	24

Statements of Operations – For the years ended
December 31, 2007 and 2006	25

Statements of Cash Flows - For the years ended
December 31, 2007 and 2006	26

Statements of Stockholders’ Equity - For the years ended
December 31, 2007 and 2006	27

Notes to the Financial Statements	28

Nasus Consulting, Inc.

Balance Sheets

	As of December 31,
	2007	2006

Assets

Current assets:
Cash and cash equivalents	$46,416	$2,353
Accounts Receivable	2,074	75

Total current assets	48,490	2,428

Equipment, net of accumulated depreciation	10,115	13,006

Total Assets	$58,605	$15,434

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - Trade	$176	$7,339
Income taxes payable	1,802
Accounts payable - Other	2,100	-

Total current liabilities	4,078	7,339

Stockholders’ equity:
Common stock, par value $.001 per share, 2,000,000 shares authorized, 1,132,000 and 800,000 shares issued and outstanding as of December 31, 2007 and 2006, respectively	1,132	800
Additional paid-in capital	41,658	490
Retained earnings	11,737	6,805

Total stockholders’ equity	54,527	8,095

Total Liabilities and Stockholders’ Equity	$58,605	$15,434
See accompanying notes to financial statements.

Nasus Consulting, Inc.

Statements of Operations

	Year Ended December 31,
	2007	2006

Revenues:
Software Services	$333,073	$ 292,325

Total revenues	333,073	292,325

Operating expenses:
Selling, general and administrative	326,339	287,331

Total operating expenses	326,339	287,331

Income before income taxes	6,734	4,994

Income tax provision	1,802	-

Net Income	$4,932	$ 4,994

Earnings per share of common stock
– basic and diluted	$.01	$ .01

Weighted average number of common shares outstanding – basic and diluted	877,951	600,000

See accompanying notes to financial statements.

Nasus Consulting, Inc.

Statement of Stockholders’ Equity

	Common Stock $.01 Par Value		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance, December 31, 2005	400,000	$400	$(390)	$1,811	$1,821
Issuance of Shares for debt	400,000	400	(200)		200
Net income				4,994	4,994
Stockholder Contributions			1,080		1,080

Balance, December 31, 2006	800,000	$800	$490	$6,805	$8,095
Issuance of Shares – Directors	20,000	20	2,480		2,500
Issuance of Shares – Private Placement	312,000	312	38,688		39,000
Net income				4,932	4,932

Balance, December 31, 2007	1,132,000	$1,132	$41,658	$11,737	$54,527

On April 30, 2007 the Company executed a 400 to 1 forward stock split. This has been applied retroactively to this statement. See accompanying notes to financial statements.

Nasus Consulting, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2007	2006

Operating activities:

Net income	$4,932	$4,994
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,891	1,445
Stock-based compensation	2,500
Changes in operating assets and liabilities:
Accounts receivable	(1,999)	1,892
Accounts payable	(3,261)	7,339

Net cash provided by operating activities	5,063	15,670

Investing activities:

Purchase of equipment and leasehold improvements	-	(14,451)

Net cash used in investing activities	-	(14,451)

Financing activities:

Stockholder contributions	-	1,080
Sale of common stock	39,000	-

Net cash used in financing activities	39,000	1,080

Net increase (decrease) in cash and cash equivalents	44,063	2,299

Cash and cash equivalents, beginning of period	2,353	54

Cash and cash equivalents, end of period	$46,416	$2,353

Supplemental cash flow disclosures:
Cash paid for:
Interest	$16	$270
Income taxes	-	-

Supplemental non cash activities disclosure:
Directors compensation with stock – 20,000 shares	$2,500	$-
Stock for debt	$-	$200
See accompanying notes to financial statements.

Nasus Consulting, Inc.

Notes to Financial Statements

1. Description of Business and Basis of Presentation
Nasus Consulting, Inc. was incorporated on August 1, 2000 to provide professional information technology (“IT”) services, including software and hardware installation, data conversion, training, and software product modifications to businesses.  In addition, we are developing a line of software products and services to address the needs of cities, counties, schools and other local government entities.

The success of future operations is subject to a number of risks similar to those of other companies in the same stage of development.  Principal among these risks are the Company’s dependence on IT spending by customers, fluctuation of quarterly results, a lengthy and variable sales cycle, dependence on key personnel and the uncertainty of additional future financing as needed.

2. Summary of Significant Accounting Policies
Accounting Basis	These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents	Cash and cash equivalents include short-term, highly liquid investments with maturities of less than three months when acquired.
Concentration of Credit Risks
The Company earned substantially all of its revenue from one customer.  The customer’s financial condition was reviewed on an ongoing basis, and collateral was not required.  The Company believes a reserve for potential credit losses was not necessary as of December 31, 2007 and 2006.

2. Summary of Significant Accounting Policies (Continued)
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition and generally does not require collateral.  Senior management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible.  Based on the information available to the Company, it believes an allowance for doubtful accounts was not necessary as of December 31, 2007 and 2006. There were accounts receivable outstanding of $2,074 and $75, respectively, at December 31, 2007 and 2006.

Revenue Recognition
The Company recognizes revenue related to our software services and license arrangements pursuant to the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-4 and SOP 98-9 and related interpretations, as well as the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletins No. 104, “Revenue Recognition.”  Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured.  If the payment terms for licenses are three months or more from delivery, revenue is generally recognized as payments become due from the customer.

Long-Lived Assets
Long-lived assets, such as intangible assets and property and equipment are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets are written down to fair value.  The Company does not believe that any of its long-lived assets are impaired at December 31, 2007 and 2006.

Depreciation and Amortization	Equipment is stated at cost and is depreciated over its estimated useful life (5 years) using the straight-line method.
Intangible Assets	Intangible assets subject to amortization consist of organizational expenses that have estimated useful lives of 5 years.

2. Summary of Significant Accounting Policies (Continued)
Income Taxes
For the year ended December 31, 2006 the Company was a Massachusetts Sub-chapter S corporation.  Effective January 1, 2007, the Company become a Sub-chapter C corporation by terminating its Sub-chapter S election.

The Company follows the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standard SFAS No. 109, “Accounting For Income Taxes.”  Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities.  The Company records a valuation allowance against deferred tax assets unless it is more likely than not that such asset will be realized in future periods.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Income Tax Uncertainties,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” The Interpretation prescribes a recognition threshold of more-likely-than-not and a measurement attribute on all tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. In making this assessment, a company must determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based solely on the technical merits of the position and that the tax position will be examined by appropriate taxing authority that would have full knowledge of all relevant information. Once the recognition threshold is met, the tax position is then measured to determine the actual amount of benefit to recognize in the financial statements. In addition, the recognition threshold of more-likely-than-not must continue to be met in each reporting period to support continued recognition of the tax benefit. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first financial reporting.

Fair value of Financial Instruments	The carrying amounts of cash and cash equivalents, accounts receivable, other current assets and accounts payable approximate fair value based on their short-term maturities.
Research and Development	Research and development costs are expensed as incurred.
Dividends	The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

2. Summary of Significant Accounting Policies (Continued)
Net Income Per Common Share
The Company follows SFAS No. 128, “Earnings per Share.”  Under SFAS No. 128, basic earnings per share excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share is computed by dividing the net income available to common shareholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.  The Company has not issued any potentially dilutive common stock equivalents.

Recent Accounting Standards
In June 2006, the FASB issued FASB Interpretation ("FIN") No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”  ("FIN 48"). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, treatment of interest and penalties, and disclosure of such positions. The Company will adopt the provisions of FIN 48 in the first quarter of 2007 as required. The adoption of FIN 48 is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combination” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption of this standard is not permitted. SFAS 141R requires prospective application for all acquisitions after the date of adoption. We expect SFAS 141R to have an impact on our consolidated financial statements when effective, but the timing, nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date.

2. Summary of Significant Accounting Policies (Continued)
Recent Accounting Standards (Continued)
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). Unrealized gains and losses on items for which the fair value option has been elected are to be recognized as earnings at each subsequent reporting date. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We believe that the adoption of SFAS 159 will not have a significant impact on our consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is applied under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. We are currently evaluating the impact on our financial statements of adopting SFAS 157.

Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires companies to quantify misstatements using both a balance sheet (iron curtain) and an income statement (rollover) approach to evaluate whether either approach results in an error that is material in light of relevant quantitative and qualitative factors, and provides for a one-time cumulative effect transition adjustment. SAB No. 108 will not have an impact on our financial statements.

3. Equipment	Equipment is stated at cost depreciated over a life of 3 to 5 years and consists of the following:

December 31,	2007	2006

Equipment	$ 14,451	$ 14,451

Less accumulated depreciation	4,336	1,445

Equipment, net	$ 10,115	$ 13,006

Depreciation expense for the years ended December 31, 2007 and 2006 totaled $2,891 and $1,445, respectively. There was no amortization expense for the years ended December 31, 2007 and 2006.

4. Stockholders’ Equity
Capital Stock
At December 31, 2006, the Company had authorized 200,000 shares of common stock.  As of December 31, 2006, there were 2,000 shares of common stock issued and outstanding, respectively.

On April 30, 2007, the Company increased its authorized shares of common stock to 2,000,000.

Issuance of Common Stock
On August 1, 2000, the Company issued 1,000 shares of common stock for $10 of contributed capital from its founder.

On July 1, 2006, the Company sold in a private placement to an accredited investor 1,000 shares of common stock in satisfaction of $200 owed to the investor.

On April 30, 2007, the Company executed a 400 to 1 forward stock split.  The outstanding shares increased from 2,000 shares to 800,000 shares.  The statement of operations retroactively reflects the impact of this split for earnings per share purposes.

On April 30, 2007, the Company issued 20,000 shares to two directors appointed to the Board of Directors of the Company for services.

On September 30, 2007, the Company sold in a private placement to accredited investors 256,000 shares of common stock for $32,000.

On December 31, 2007, the Company sold in a private placement to accredited investors 56,000 shares of common stock for $7,000.

Stockholder Contributions	During the 2006 year (as an S Corporation) the major stockholder contributed $1,080 to the Company.

5. Income Taxes	The income tax provision on income from operations for the years ended December 31, 2007 and 2006 consists of the following:

December 31,	2007	2006

Current:
Federal	$ 1,010	$ -
State	792	-

Income tax provision	$ 1,802	$ -

For the year ended December 31, 2006 the Company was a Massachusetts Sub-chapter S corporation and did not have a income tax provision for that period

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.  There were no deferred tax assets as of December 31, 2007 and 2006.

6. Commitments
Facilities
The Company utilizes as its corporate facilities the residence of its principal executive officer rent free.  The Company does pay the cost of dedicated telephone and internet services utilized at the facilities.  For 2008, the Company anticipates remaining in its current facilities rent free.

Employment Agreements
For the years ended December 31, 2007 and 2006, the aggregate amount paid to the Company’s its principal officer was $240,000 and $213,000, respectively. On December 31, 2006, the Company entered into employment agreement with its principal officer providing for minimum base compensation and severance pay which expire December 31, 2008.  For 2008, the minimum amounts to be paid under the new agreement total approximately $240,000 per year.

Employee Benefit Plan
The Company established a SEP IRA plan covering its principal executive.  The Company makes contributions to the plan at the discretion of the Board of Directors based upon a percentage of the Company’s profits.  The Company made contributions to the plan for the year ended December 31, 2007 and 2006 of $24,000 and $20,000, respectively.

7. Major Customers
For the years ended December 31, 2007 and 2006, the Company generated substantially all of its revenues from one customer pursuant to a Software Development Agreement, dated August 1, 2000, as amended.  Revenues from its major customer were $321,250 and $292,250, respectively, for the years ended December 31, 2007 and 2006.

8. Related Party Transactions	The Company is provided rent free use of the residence of the Company’s officer. The Company has paid for certain utilities related to its use of space within the officer’s residence.
9. Software Development Agreement
On August 1, 2000, the Company entered into a Software Development Agreement with its major customer.  Pursuant to the agreement, the Company licensed a software program to the customer for license fees of $1,200,000 payable from August 1, 2000 to July 31, 2005.  Under the agreement the Company also provides consulting services.  The Company recognized consulting revenues of $318,000 and $292,250, respectively, for the years ended December 31, 2007 and 2006.  The Company anticipates providing consulting services for during 2008 under the agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESUTLS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements because of certain factors, including, but not limited to, those presented below or described above in “Risk Factors.”

Overview

Nasus Consulting, Inc. was incorporated in the Commonwealth of Massachusetts on August 1, 2000.  We provide professional information technology (“IT”) services, including software and hardware installation, data conversion, training, and software product modifications to businesses.  On behalf of one of our customers, we have designed, developed and maintained revenue collection and accounting systems that are currently used by municipalities in Massachusetts.  Our sole employee, Russell Desjourdy, runs the operations.

We plan to develop a line of software products and services to address the needs of cities, counties, schools and other local government entities.  The new line of software products and services would provide integrated financial and collection management solutions and services for local governments in a web-based system.

Critical Accounting Policies and Estimates

The following is a discussion of the more significant accounting policies and methods we use.

Estimates - The financial statements are prepared in accordance with accounting principles generally accepted in the U.S., which require us to make estimates and assumptions.  On an on-going basis, we evaluate our estimates related to the useful lives of fixed and intangible assets.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.

Revenue recognition - The Company recognizes revenue from its product sales and corporate partnerships in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.”  Under these guidelines, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured.

Long-lived assets - Long-lived assets, such as property and equipment are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets are written down to fair value.

Results of Operations

Fiscal 2007 versus Fiscal 2006

Nasus' net income in fiscal 2007 was $4,932, reflecting a decrease of $62 or 1.2% from a net income of $4,994 in fiscal 2006.  This decrease income resulted primarily from increased operating expenses of $39,008 and increased income taxes of $1,802, partially offset by increased in software service revenues of $40,748.

Software service revenues increased by $40,748 or 13.9% from $292,325 in fiscal 2006 to $333,073 in fiscal 2007.  The increased revenues resulted primarily from increased services provided to our major customer.  We anticipate that our software service revenues will remain consistent in 2008.

Selling, general and administrative expenses increased by $39,008 or 13.6% from $287,331 in fiscal 2006 to $326,339 in fiscal 2007.  The increase resulted primarily from increased compensation, including retirement benefits to our officer and increased consulting and other service expenses.  We anticipate that selling, general and administrative expenses in 2008 will increase based on our anticipated plan to develop a new line of web-based software products for municipalities.

The Company’s income tax provision for fiscal 2007 increased by $1,802, compared to no provision in fiscal 2006.  This increase resulted from our conversion from a Subchapter S corporation to a regular “C” corporation, thus incurring a corporate income tax for the first time in fiscal 2007.

Financial Condition, Liquidity and Capital Resources

From our inception in August 2000 until December 2006, we operated as a Subchapter S corporation.  Starting in January 2007, we converted our tax status to a regular “C” corporation.  The company has operated profitably since its inception.  In September and December 2007, we sold 312,000 shares of common stock for $39,000 in cash.    As of December 31, 2007, we had working capital of $44,412.  Based on projected business operations, we believe that we have the necessary liquidity and capital resources to sustain planned operations through 2008.  Our planned operations for 2008 include growing our existing software service business and developing our planned web-based software application for municipalities.  We intend to seek additional resources to help with our planned operations.  We may not, however, be able to raise such funding on acceptable terms, or at all.  Any funding we do raise may be dilutive to existing stockholders.  Until we secure additional financial resources, we will not be able to pursue significant development of our new software product applications.

During 2008, we are committed to pay $240,000 as compensation to our current executive officer.  We have no other material capital expenditures planned during fiscal 2008.

Off Balance Sheet Arrangements

None.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of April 4, 2008 are as follows:

NAME	AGE	POSITION

Russell R. Desjourdy	48	Chairman, Chief Executive Officer, Principal Accounting Officer
Lawney M. Tinio	32	Director
Sashu Rodriguez	38	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Russell R. Desjourdy, Chairman of the Board of Directors, President, Chief Executive Officer and Principal Accounting Officer.  Mr. Desjourdy is our founder and has served as Chairman of our Board of Directors, President, Chief Executive Officer and Principal Accounting Officer since inception in August 2000.  From 1995 to August 2000, Mr. Desjourdy was self-employed as a network information consultant.  From 1987 to 1995, Mr. Desjourdy was the Chief Technology Officer of Intelligent Computer Engineering, a privately held company that developed expert software systems for transportation logistics.  From 1983 to 1987, Mr. Desjourdy was a principal computer scientist at McDonnell Douglas Corp., a publicly traded company.

Lawney M. Tinio, Director.  Mr. Tinio has served as a director since July 2006.  From 2001 to the present, Mr. Tinio has been self-employed as a business information technology support consultant.  From 1997 to 2001, Mr. Tinio was an engineering information technology data center manager with EMC Corporation, a publicly traded company.

Sashu Rodriguez, Director.  Mr. Rodriguez has served as a director since April 2007.  From 2004 to present, Mr. Rodriguez has been a software developer at Kelly & Ryan Associates, a privately held municipal software and deputy collector company.  From 2003 to 2004, Mr. Rodriguez was a field service engineer with General Electric, a publicly traded company.  From 2002 to 2003, Mr. Rodriguez was a quality control manager at Atlas Box & Crating, a privately held company.  From 2000 to 2001, Mr. Rodriguez was the manager of network infrastructure at Akamai Technology, a publicly traded company.  Mr. Rodriguez served as an electricians mate, nuclear subsurface in the United States Navy from 1994 to 1999.

Number and Election of Directors; Independence

Pursuant to our Articles of Organization, as amended, our Board of Directors, which currently consists of three members. Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

Messrs. Tinio and Rodriguez are “independent directors” under the current NASDAQ stock market listing standards.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

General Information Concerning the Board of Directors and its Committees

Our Board of Directors currently does not have any committees.  The Board of Directors believes that the current size of our Board does not necessitate separate committees.  Our Board of Directors, of which two of the three members are “independent directors” under the current NASDAQ stock market listing standards, is responsible for all board functions, including standard audit committee activities.  Our other director, Mr. Desjourdy, is not a “independent director” under the current NASDAQ stock market listing standards.

There are no family relationships among any of our directors, officers or key employees.

EXECUTIVE COMPENSATION AND TERMINATION BENEFITS

Summary Compensation

The following tables set forth certain information relating to compensation paid by us for each of our last two completed fiscal years to our executive officers (including our principal executive officer) whose annual compensation exceeded $100,000 for the last completed fiscal year (the “Named Executive Officers”).  Only those columns which call for information applicable to us or the Named Executive Officers for the periods indicated have been included in such tables.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)

Russell R. Desjourdy	2007	$240,000	$24,000 (1)	$264,000
Chief Executive Officer, President, Chief Financial Officer, Treasurer and Secretary	2006	$194,000	$20,000 (1)	$214,000
__________________________
(1)	These amounts were contributed to Mr. Desjourdy’s IRA retirement plan.

Employment Agreements and Termination Benefits

On January 1, 2007, Nasus entered into an employment agreements with Russell R. Desjourdy to serve as its Chief Executive Officer, Chief Financial Officer.  The agreement expires in December 2009.  In 2007, Mr. Desjourdy received a salary of $240,000 per annum.  Mr. Desjourdy has agreed to devote his full time and best efforts to fulfill his duties and responsibilities to Nasus.  He will be entitled to participate in employee benefit plans, including health, dental and retirement plans.

We have the right to terminate the agreements for Cause (as defined therein) or as a result of Mr. Desjourdy’s death or Permanent Disability (as defined therein).  Mr. Desjourdy has the right to terminate his agreement on account of his Constructive Discharge (as defined therein).  Except in the case of termination for Cause, upon early termination of his agreement, Mr. Desjourdy shall be entitled to receive his salary plus fringe benefits for a period of 12 months from the date of termination and any bonuses prorated through the date of termination.

Mr. Desjourdy has agreed not to disclose to anyone our confidential information during the term of his employment or thereafter and will not compete with us utilizing our proprietary information, know-how or trade secrets during the term of his employment or thereafter.  All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by Mr. Desjourdy during the term of employment which are related to the business, research, and development work or field of operation of Nasus shall be our property.

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2007.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised during period ending December 31, 2007 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

 Director Compensation

The members of the Board of Directors are not provided any cash compensation for attendance at board meetings.  In April 2007, each non-employee director received 10,000 shares of common stock at the inception of their tenure on the Board.  One-half of the shares vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant.  All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board meeting.

The following table set forth certain information with respect to the compensation of directors (other than Named Executive Officers) for our last completed fiscal year and (in the footnotes to the table) the aggregate number of stock awards to each such director at fiscal year end.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

Lawney M. Tinio	-0-	$1,250 (1)	-0-	$1,250

Sashu Rodriguez	-0-	$1,250 (1)	-0-	$1,250
_____________________________
(1)
Represents a grant of 10,000 shares of common stock made on April 30, 2007 (vest one-half each of the first two anniversaries).  The aggregate grant date fair value of these shares, computed in accordance with FAS 123R, is reflected in the table.  These shares are the only stock awards to Messrs. Tinio and Rodriguez at the end of 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of April 4, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Russell R. Desjourdy (2) (3)	400,000	35.3%
Common Stock	Lynne Desjourdy (3)	400,000	35.3%
Common Stock	Sashu Rodriguez (2)	26,000	2.3%
Common Stock	Lawney M. Tinio (2)	18,000	1.6%
Common Stock	All executive officers and directors as a group	444,000	39.2%

(1) Based upon 1,132,000 shares outstanding as of April 4, 2008.
(2) The address of Directors Desjourdy, Tinio and Rodriguez is c/o Nasus Consulting, Inc., 83 Fisher Street, Millville, MA 01504.
(3) The address of Lynne Desjourdy is 25 Eastmount Road, Medfield, MA 02052. Mrs. Desjourdy is the sister-in-law of Russell Desjourdy.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On July 1, 2006, we issued 1,000 (subsequently split 400 to 1 in April 2007 to 400,000 shares) to Mrs. Lynne Desjourdy in satisfaction of a debt of $200 pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.

On April 30, 2007, we issued 10,000 shares of common stock each to Directors Tinio and Rodriguez pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The shares were issued to the directors as compensation for joining the Board.  The shares will vest one-half each of the first two anniversaries of the grant.

We operate the business rent free in the residence of Mr. Desjourdy, our sole employee and officer.  We did pay certain utilities related to the operation of our business.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Massachusetts Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

NASUS CONSULTING, INC.
332,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  April __, 2008

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$1.63
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$500.00
Legal fees and expense	$0
Blue Sky fees and expenses	$0
Miscellaneous	$498.37
Total	$1,000.00

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers.

Our director and officer is indemnified as provided by the Massachusetts Statutes and our Bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the Commonwealth of Massachusetts in January 2000 and 1,000 founder shares were issued to Russell Desjourdy for a total purchase price of $10.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

 In July 2006, 1,000 shares were issued to Lynne Desjourdy in satisfaction of debt of $200.  These shares were issued in reliance on the exemption under Section 4(2) of the Act.

On April 30, 2007, we executed a 400 to 1 forward stock split.  The outstanding shares increased from 2,000 shares to 800,000 shares.

On April 30, 2007, we issued 20,000 shares to Directors Tinio and Rodriguez for their service on the Board of Directors.  These shares were issued in reliance on the exemption under Section 4(2) of the Act.

In September and December 2007, we completed a Regulation D Rule 506 offering in which we sold 312,000 shares of common stock to 28 investors, at a price per share of $0.125 per share for an aggregate offering price of $39,000.  The shares were issued pursuant to an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Organization, as amended *
3.2	Amended By-Laws *
4.1	Speciamn Stock Certificate *
5.1	Opinion of Paul C. Desjourdy, Esq. *
10.1	Employment Agreement, dated January 1, 2006, between Russell Desjourdy and the Company. *
23.1	Consent of Moore & Associates, Chartered *
23.2	Consent of Counsel, as in Exhibit 5.1 *
24.1	Power of Attorney *
*           Filed therewith.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Millville, Massachusetts on April 7, 2008.

                                            NASUS CONSULTING, INC.

By:	/s/Russell R. Desjourdy
Russell R. Desjourdy
Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Controller, Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell R. Desjourdy as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Nasus Consulting, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Russell R. Desjourdy	President, Chief Executive Officer,	April 7, 2008
Russell R. Desjourdy	Treasurer, Chief
Financial Officer, and Chairman of the Board of Directors
(Principal Executive Officer and
Principal Financial and
Accounting Officer)

/s/ Lawney M. Tinio	Director	April 7, 2008
Lawney M. Tinio

/s/ Sashu Rodriguez	Director	April 7, 2008
Sashu Rodriguez